Exhibit 99.1

Cancer Genetics Enters Into Agreement to Acquire BioServe India, a Premier Genomics & Next Generation Sequencing Company, and Announces First Quarter 2014 Results

•	The Acquisition Positions CGI to Immediately Participate in the High-Growth Indian Molecular Diagnostics and Oncology Services Market

•	Further Extends Next-Generation Sequencing Capabilities by Leveraging BioServe India’s Capabilities & Development Roadmap

•	Acquisition Adds Immediate Revenue, Valuable Client Base and is Expected to be Accretive in Fiscal 2015

•	Immediately Provides CGI with Infrastructure & Personnel for Lower-Cost Manufacturing, Test Development & Genomic Analysis

•	CGI Year over Year Quarterly Test Volumes & Revenues Continue Growth at 45% and 17% Respectively

•	Conference Call Scheduled for Today, Thursday, May 15, 2014, at 8:30 a.m. Eastern Time

RUTHERFORD, N.J. – May 15, 2014 – Cancer Genetics, Inc. (NASDAQ: CGIX) (“CGI” or the “Company”), a DNA-based diagnostics company focused on developing genomic-based oncology tests and services, today reported financial results for the first quarter ended March 31, 2014, and announced an agreement to acquire BioServe Biotechnologies (India) Pvt. Ltd. for approximately $1.9 million primarily in CGIX stock and other deferred consideration. The transaction is expected to close during the third quarter of 2014 and is subject to customary closing conditions and government approvals in India.

Under the terms of the agreement, BioServe Biotechnologies (India) Pvt. Ltd. (“BioServe India”), headquartered in Hyderabad, India, will become a subsidiary of CGI, and will be renamed Cancer Genetics India Pvt. Ltd. BioServe India is a premier genomics services provider, and molecular kit manufacturer serving both the research and clinical markets.

“The opportunity to access and serve the high growth diagnostics and personalized medicine market in India through the acquisition of BioServe India is an ideal launching point for our continued growth strategy which will include selective acquisitions,” said Panna Sharma, CEO of Cancer Genetics, Inc. “We expect the acquisition to be accretive in 2015. It has the potential to accelerate our next generation sequencing development, improve our gross profit margins, and diversify our revenue growth outside the U.S.”

BioServe India has the infrastructure and scientific expertise required to integrate CGI’s DNA probe manufacturing and proprietary FHACT™ test into a market that accounts for more than 25 percent of the global deaths attributed to cervical cancer. BioServe India is known for providing its nearly 200 clients with cutting-edge genomic services, including next-generation sequencing, genotyping, and DNA synthesis. BioServe India provides immediate revenue benefits to CGI through its long-term contracts and agreements with academic and research institutions. BioServe India is certified by ISO-9001:2008, the National Accreditation Board for Testing and Calibration Laboratories (NABL) and the Department of Science and Industrial Research (DSIR). CGI plans to make the Hyderabad based lab CLIA certified in the coming quarters.

CGI also announced financial results for the first quarter ended March 31, 2014.

First Quarter Financial Highlights (comparisons are with the first quarter 2013)

•	Test volume grew 45 percent to 2,772 tests

•	First quarter revenue grew 17 percent to $1.4 million

•	Revenue from direct bill customers, which include hospitals, cancer centers and biopharma companies, grew 70 percent

•	Net loss decreased by 20 percent or $500,000 to $2.4 million, exclusive of the effect of changes in non-cash derivative warrant valuation

•	Cash and cash equivalents were $47.6 million at March 31, 2014 with $41.3 million unrestricted cash along with $6.3 million of restricted cash at quarter end

Total first quarter test volume increased 45 percent to 2,772 tests. First quarter of 2014 revenue increased 17 percent, or $212 thousand, to $1.4 million, as the increase in test volume was partially offset by a decrease in revenue per test. Average revenue per test decreased by 18 percent to $506, as direct bill tests and our newly launched unique FHACT™ test for cervical cancer are a larger percentage of activity than in past quarters. The revenue per test on FHACT™ is lower than our average historical test price.

Revenue from direct bill customers, which include hospitals, cancer centers and biopharma companies, represented 61 percent of total revenues, increased 70 percent, or $358 thousand, to $869 thousand. Medicare revenue, which accounted for 17 percent of total revenue, decreased 3 percent, or $7 thousand, to $250 thousand. Revenue from insurance carriers and others, including DNA probe sales, representing 22 percent of total revenues, decreased 31 percent, or $139 thousand, to $311 thousand.

For the first quarter of 2014, research and development expenses increased 22 percent over the first quarter of 2013 to $597 thousand primarily due to an increase in headcount involved in the development and validation of our tests.

For the first quarter of 2014, sales and marketing expenses increased 89 percent to $749 thousand due to increased headcount as the company hired additional sales and marketing personnel.

For the first quarter of 2014 general and administrative expenses increased 74 percent to $2.7 million, primarily due to an increase in compensation costs of $899 thousand, 58 percent of which was due to a separation agreement with the former CFO. The remaining increase was due to increased stock based compensation expense, higher professional fees and Delaware State franchise taxes.

The Company’s net loss for first quarter of 2014 was $2.5 million, or a loss of ($0.27) per diluted share. This compares to net income of $2.4 million or a loss of ($2.18) per diluted share in the first quarter of 2013 as the non-cash income from the derivative warrant valuation is excluded from the fully diluted EPS computation.

Total cash and cash equivalents were $47.6 million at March 31, 2014. $41.3 million was unrestricted cash and cash equivalents with $6.3 million restricted cash.

Recent Corporate Highlights

•	Initiated collaborative study and presented new data with researchers from Memorial Sloan-Kettering Cancer Center at American Association for Cancer Research (AACR) to identify genomic alterations that can diagnose and predict metastasis in clear-cell renal cell cancer.

•	Expected commercial launch for next-generation sequencing based panels in lymphoid and myeloid cancers targeted during the summer of 2014.

•	CGI’s FHACT™ test for cervical cancer was promoted at the American Congress of Obstetricians and Gynecologists annual clinical meeting driving further awareness among the women’s health community.

•	Launched Calreticulin (CALR) gene mutation analysis test to assist in the diagnosis of acute leukemias and myeloproliferative neoplasms, which has nearly 3 million diagnosed patients per year.

•	Extended unique position in targeted diagnosis and prognosis of hematologic cancers with launch of MatBA®-FL for follicular lymphoma and MatBA®-MCL for mantle-cell lymphoma. The MatBA franchise of tests now address over one-third of non-Hodgkin lymphomas and are available as part of comprehensive testing programs for both clinicians and biopharma trials.

Conference Call & Webcast

Thursday, May 15, 2014 at 8:30 a.m. Eastern Time/5:30 a.m. Pacific Time

Domestic:	877-407-4018
International:	201-689-8471
Webcast:	http://www.cancergenetics.com

Replays – Available through May 29, 2014

Domestic:	877-870-5176
International:	858-384-5517
Conference ID:	13582336

About BioServe India

Founded in 2002 and based in Hyderabad, India, BioServe India is a leader in providing quality genomic and molecular services to ICMR (Indian Council for Medical Research) institutes, biotechnology and pharmaceutical industries in India. Services include DNA synthesis, DNA sequencing, Next Generation Sequencing. BioServe-India has accreditations from DSIR, ISO-9001 and NABL. Customers include Center for Cellular and Molecular Biology (CCMB), Center for DNA Finger Printing and Diagnostics (CDFD) and Dr. Reddy’s labs. For more information, please visit www.bioserveindia.com.

About Cancer Genetics

Cancer Genetics Inc. (Nasdaq: CGIX) is an emerging leader in DNA-based cancer diagnostics, servicing some of the most prestigious medical institutions in the world. Our tests target cancers that are difficult to diagnose and predict treatment outcomes. These cancers include hematological, urogenital and HPV-associated cancers. We also offer a comprehensive range of non-proprietary oncology-focused tests and laboratory services that provide critical genomic information to healthcare professionals, as well as biopharma and biotech companies. Our state-of-the-art reference lab is focused entirely on maintaining clinical excellence and is both CLIA certified and CAP accredited and has licensure from several states including New York State. We have established strong research collaborations with major cancer centers such as Memorial Sloan-Kettering, The Cleveland Clinic, Mayo Clinic and the National Cancer Institute. For further information, please see www.cancergenetics.com.

Forward Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for Cancer Genetics, Inc. products and services, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, risks of cancellation of customer contracts or discontinuance of trials, risk that the BioServe transaction will not close, or if it closes, will not realize the currently anticipated benefits, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, maintenance of intellectual property rights and other risks discussed in the Company’s Forms 10-K for the year ended December 31, 2013 and 10-Q for the quarter ended March 31, 2014 along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics disclaims any obligation to update these forward-looking statements.

Contact:

Investor Relations	Media Relations
Andrew McDonald	Paul Kuntz
Life Science Advisors LLC	RedChip Companies, Inc.
646-597-6987	800-733-2447, ext. 105
paul@redchip.com

Cancer Genetics, Inc. and Subsidiary

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenue	$1,430,375	$1,218,667
Cost of revenues	1,290,062	1,070,020

Gross profit	140,313	148,647

Operating expenses:
Research and development	596,771	490,577
General and administrative	2,731,404	1,570,629
Sales and marketing	748,979	396,554

Total operating expenses	4,077,154	2,457,760

Loss from operations	(3,936,841)	(2,309,113)

Other income (expense):
Interest expense	(341,177)	(1,293,985)
Interest income	22,184	606
Change in fair value of warrant liability	(44,000)	5,299,000

Total other income (expense)	(362,993)	4,005,621

Income (loss) before income taxes	(4,299,834)	1,696,508
Income tax provision (benefit)	(1,813,941)	(663,900)

Net income (loss)	$(2,485,893)	$2,360,408

Basic net income (loss) per share	$(0.27)	$1.75

Diluted net loss per share	$(0.27)	$(2.18)

Basic Weighted Average Shares Outstanding	9,276,643	1,349,936

Diluted Weighted Average Shares Outstanding	9,276,643	1,349,936

Cancer Genetics, Inc. and Subsidiary

Consolidated Balance Sheets

(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$41,314,995	$49,459,564
Accounts receivable, net of allowance for doubtful accounts of $36,000	1,818,096	1,567,039
Other current assets	929,460	864,616

Total current assets	44,062,551	51,891,219

FIXED ASSETS, net of accumulated depreciation	1,311,842	1,264,624

OTHER ASSETS
Security deposits	1,564	1,564
Restricted cash	6,300,000	300,000
Loan guarantee and financing fees, net of accumulated amortization of $517,500 in 2013	—	310,500
Patents	431,816	401,709
Investment in joint venture	975,902	987,657

	7,709,282	2,001,430

Total Assets	$53,083,675	$55,157,273

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,327,442	$2,346,240
Obligations under capital leases, current portion	43,910	51,400
Deferred revenue	86,559	199,560
Notes payable, current portion	—	22,298
Line of credit	—	6,000,000

Total current liabilities	2,457,911	8,619,498
Obligations under capital leases	309,777	309,777
Deferred rent payable	167,579	170,789
Line of credit	6,000,000	—
Warrant liability	513,000	594,000

Total liabilities	9,448,267	9,694,064
STOCKHOLDERS’ EQUITY
Preferred stock, authorized 9,764,000 shares, $0.0001 par value	—	—
Common stock, authorized 100,000,000 shares, $0.0001 par value, 9,282,610 and 9,275,384 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	928	927
Additional paid-in capital	107,444,953	106,786,862
Accumulated deficit	(63,810,473)	(61,324,580)

Total Stockholders’ Equity	43,635,408	45,463,209

Total Liabilities and Stockholders’ Equity	$53,083,675	$55,157,273